Period Ended November 30, 2004

John Hancock Bond Trust
John Hancock Investment Grade Bond Fund
Series - 5
NAV per share - Class C       10.03
NAV per share - Class I       10.03
Dividends from net investment income - Class C      0.1791
Dividends from net investment income - Class I      0.2389

John Hancock Government Income Fund
Series   9
NAV per share - Class C       9.16
Dividends from net investment income - Class C     0.2823

John Hancock High Yield Bond Fund
Series   10
NAV per share - Class C       5.20
Dividends from net investment income - Class C     0.1813

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